EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of Class A common stock for issuance under the 2011 Equity Incentive Plan of LeapFrog Enterprises, Inc. of our reports dated February 22, 2011, with respect to the consolidated financial statements and schedule of LeapFrog Enterprises, Inc., and the effectiveness of internal control over financial reporting of LeapFrog Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California

June 30, 2011